Exhibit 4.1

[FORM OF BRIDGE NOTE]

PROMISSORY NOTE

US $	New York, New York
June 1, 2006

FOR VALUE RECEIVED, the undersigned, Universal Food & Beverage Company, a Nevada corporation (the “Borrower”), HEREBY PROMISES TO PAY to                      (the “Holder”), or its successors or assigns, (i) the principal sum of                      United States Dollars (US $            ) (the “Loan”) in accordance with the terms hereof on the earlier of (x) August 30, 2006 (the “Maturity Date”) and (y) the date of consummation of a Qualified Financing (as defined below), and (ii) interest on the principal amount remaining unpaid hereunder from time to time outstanding, from the date hereof until paid in full, at a rate per annum equal to 12% which shall payable on the Maturity Date.

As used herein, “Qualified Financing” shall mean the issuance by the Borrower of any debt, equity or equity equivalent instrument, including common stock, options or convertible securities, with aggregate gross proceeds to the Borrower of at least $2,000,000.

All interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. All overdue payments of principal and interest on this Note shall bear additional interest until paid in full at the rate per annum of 6% in excess of the rate otherwise payable under the terms of this Note and shall be due and payable on demand of the Holder.

Notwithstanding any other provision of this Note, or any document or instrument executed in connection herewith, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law. Both principal and interest are payable in lawful money of the United States in immediately available funds to Holder at such office as the Holder may designate.

If any amount payable hereunder shall be due on a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest payable hereon.

The Borrower may, at its option, prepay this Note, in whole at any time or in part from time to time, without penalty or premium, each such prepayment to be accompanied by the payment of accrued interest to the date of each prepayment on the amount prepaid. Any amounts repaid or prepaid hereunder may not be reborrowed.

All payments made by the Borrower under this Note will be made without setoff, counterclaim or other defense of any kind.

1. Upon the consummation of a Qualified Financing, the Holder shall exchange this Note for the securities issued in such Qualified Financing. The Note shall purchase such securities at a price equal to 100% of the outstanding principal thereof plus accrued and unpaid interest on this Note being exchanged.

Upon the request of the Holder, the Borrower shall grant the Holder a first priority perfected security interest in all real and personal property (other than the Company’s real estate in Independence, Virginia which is subject to a first mortgage in favor of Grayson National Bank, which the Borrower shall grant the Holder a second priority perfected security interest in) of the Borrower and shall execute and deliver to the Holder security documents in form and substance satisfactory to Holder (collectively, the “Security Documents”). The Borrower hereby agrees and covenants with the Holder to do such acts and things as the Holder may require, at the Borrower’s expense, in order to perfect the foregoing security interests (the “Perfection Actions”), which assistance may include, but shall not be limited to, providing detailed descriptions of the collateral and preparing and recording such instruments and documents reflecting and perfecting such security interests as the Holder may determine in its discretion.

If any of the following shall occur (each a “Default”):

(a) the Borrower shall fail to pay any principal or interest on this Note when due (whether by scheduled maturity, acceleration, demand or otherwise); or

(b) the Borrower defaults under any material indebtedness for borrowed money other than this Note; or

(c) the Borrower shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such person or entity seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such person or entity or for any substantial part of its property; or shall take any action to authorize or effect any of the actions set forth above in this clause (b); or

(d) the Borrower shall have failed to deliver any Security Document or to take any Perfection Actions as required hereunder; or

(e) any provision of this Note or any Security Document (if entered into in accordance with the terms hereof) shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny that it has any liability or obligation hereunder; or

(f) any Security Document (if entered into in accordance with the terms hereof) shall, for any reason after delivery thereof, fail or cease to create a valid and perfected first priority security interest for the benefit of the Holder in the Collateral (as defined in the Security Documents);

then, the Holder may (i) declare the outstanding principal amount of this Note and all other amounts due hereunder to be immediately due and payable, whereupon the outstanding principal amount of this Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder or under any Security Document.

All notices or other communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, telecopied or delivered to the Borrower at Universal Food & Beverage Company, 3830 Commerce Drive, St. Charles, Illinois 60714, Attention: Chief Financial Officer or at such other address as may hereafter be specified by the Borrower to the Holder (at its address set forth herein) in writing. All notices and communications shall be effective (i) if mailed, when received or three days after mailing, whichever is earlier, (ii) if telecopied, when transmitted and (iii) if delivered, upon delivery.

No failure on the part of the Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of the Holder. No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

The Borrower hereby agrees to pay on demand all costs and expenses (including, without limitation, all fees, expenses and other client charges of counsel to the Holder) incurred by the Holder in connection with (i) the preparation, execution, delivery, administration and amendment of this Note and each other instrument, agreement and other documents delivered by the Borrower to the Holder in connection with this Note, and (ii) the enforcement of the Holder’s rights, and the collection of all amounts due, hereunder.

THE BORROWER HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, (II) WAIVES ANY DEFENSE BASED ON DOCTRINES OF VENUE OR FORUM NON CONVENIENS, OR SIMILAR RULES OR DOCTRINES, AND (III) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH AN ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT.

THE BORROWER AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) MUTUALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

UNIVERSAL FOOD & BEVERAGE COMPANY

By:
Name:	August J. Liguori
Title:	Executive Vice President and
Chief Financial Officer